Free Writing Prospectus

Registration Statement No. 333-189719

Filed pursuant to Rule 433

May 1, 2014

EQT Midstream Partners, LP

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated April 30, 2014 together with the prospectus dated May 1, 2014 relating to these securities.

Issuer:	EQT Midstream Partners, LP (NYSE: EQM)

Offering Size:	10,750,000 common units representing limited partner interests

Option to Purchase Additional Units:	1,612,500 additional common units offered by the issuer (30 days)

Common Units Outstanding After the Offering:

41,218,902 common units (41,767,202 common units as adjusted for the units to be issued in connection with the Jupiter acquisition), or 42,831,402 common units if the underwriters exercise in full their option to purchase an additional 1,612,500 common units (43,379,702 common units as adjusted for the units to be issued in connection with the Jupiter acquisition)

Offering Price:	$75.75 per common unit

Proceeds, Net of Underwriting Discounts,
Commissions and Offering Expenses:	Approximately $784,312,000 (excluding option to purchase additional common units) or approximately $902,183,000 (including exercise of option to purchase additional common units)

Trade Date:	May 2, 2014

Settlement Date:	May 7, 2014

Underwriters:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

BNP Paribas Securities Corp.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

Piper Jaffray & Co.

Ladenburg Thalmann & Co. Inc.

Oppenheimer & Co. Inc.

U.S. Capital Advisors LLC

Additional Information:

As of March 31, 2014, on an as adjusted basis, we had (all amounts in thousands) cash and cash equivalents of $24,047; total debt of $583,761, with $446,689 in short-term loans and $137,072 in lease obligation; and total partners’ capital of $481,683, allocated $1,472,068 to common units, $(955,753) to subordinated units outstanding and $(34,632) to general partner units, for a total capitalization of $1,065,443.  This information supplements the information contained in the capitalization table under the column heading “As Adjusted” on page S-22 of the preliminary prospectus supplement.

EQT Midstream Partners, LP has filed a registration statement (each including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about EQT Midstream Partners, LP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses:  Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; by email at barclaysprospectus@broadridge.com, or Toll-Free: (888) 603-5847; BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038; by email at dg.prospectus_requests@baml.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717; Toll-Free: (800) 831-9146; Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152; by email: cmclientsupport@wellsfargo.com, or Toll-Free (800) 326-5897; Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY  10010; by email at atnewyork.prospectus@credit-suisse.com, or Toll-Free: (800) 221-1037; Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY  10005-2836; by email at prospectus.CPDG@db.com, or Toll-Free: (800) 503-4611; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282; by email at prospectus-ny@ny.email.gs.com, or Toll-Free: (866) 471-2526; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; Toll-Free: (888) 803-9204; RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281; Toll-Free: (877) 822-4089.